Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

VinFast Auto Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type(1)	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid
	Equity	Ordinary shares, no par value	Other	61,293,461(2)	$16.89(4)	$1,034,940,089	0.00011020	$114,050.40
		Ordinary shares underlying warrants	Other	3,672,708(3)	$11.50(5)	$42,236,142	0.00011020	$4,654.42
Fees Previously Paid
	Equity	Ordinary shares, no par value	Other	10,791,481	—	$174,714,077	0.00011020	$19,253.49
	Total Offering Amounts					$1,251,890,308		$137,958.31
	Total Fees Previously Paid							$19,253.49
	Total Fee Offsets							—
	Net Fee Due							$118,704.82

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents (i) 46,293,461 ordinary shares of VinFast Auto Ltd. (the “Company”) held in aggregate by Vietnam Investment Group Joint Stock Company and Asian Star Trading & Investment Pte. Ltd. that were originally issued prior to the business combination; and (ii) 15,000,000 ordinary shares of the Company issued to Gotion Inc. pursuant to the terms of the ordinary shares subscription agreement, dated as of June 30, 2023, by and between the Company and Gotion Inc.

(3)	Represents 3,672,708 ordinary shares of the Company that are issuable upon the exercise of 3,672,708 warrants on a cash basis, at a price of $11.50 per ordinary share.
(4)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the Company’s ordinary shares on The Nasdaq Stock Market LLC (“Nasdaq”) on September 14, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission), which was $16.89.

(5)	Pursuant to Rule 457(g) promulgated under the Securities Act, calculated based on the warrant cash exercise price of $11.50 per ordinary share.